NEWS RELEASE
UROPLASTY RAISES $1.3 MILLION FROM EXERCISE OF
WARRANTS
MINNEAPOLIS, MN, March 20, 2007 – Uroplasty, Inc. (AMEX:UPI) announced it has received approximately $1.3 million of proceeds from exercise of 663,215 warrants to purchase its common shares. The warrants expired on March 19, 2007. Uroplasty has approximately 11.6 million common shares outstanding after the issuance of the shares relating to the exercise of these warrants.
David B. Kaysen, Uroplasty’s President and Chief Executive Officer, commented, “We are pleased with this demonstration of continued support from our shareholders. We are now even better positioned to continue to expand in the U.S. our sales and marketing efforts on our products for office-based treatment of stress urinary incontinence and symptoms of overactive bladder. We also see an excellent opportunity to expand sales of our Urgent ® PC neuromodulation system in our international markets.”
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Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Our minimally invasive products treat urinary and fecal incontinence, symptoms of overactive bladder and vesicoureteral reflux. Additionally, some of our soft-tissue bulking agent products are used for the treatment of vocal cord rehabilitation and for augmentation or restoration of soft tissue defects in plastic surgery indications. Some of our products are not approved for use in the U.S.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future (even with the exercise of the warrants described above); our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. We cannot assure that our expansion of sales and marketing efforts in the U.S. will result in increased sales or profitability. Uroplasty undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Kaysen, President & CEO, or Medi Jiwani, Vice President, CFO and Treasurer.
UROPLASTY, INC.
5420 Feltl Road
Minnetonka, Minnesota 55343
Tel: 952.426.6140
Fax: 952.426.6199